SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8‑K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT - July 6, 2012
(Date of Earliest Event Reported)

AK STEEL HOLDING CORPORATION
(Exact name of registrant as specified in its charter)

Commission File No. 1-13696

Delaware	31-1401455
(State of Incorporation)	(I.R.S. Employer Identification No.)

9227 Centre Pointe Drive West Chester, OH	45069
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (513) 425-5000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
❑    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
❑    Solicitation material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01    Regulation FD Disclosure.

On July 6, the Surface Transportation Extension Act of 2012 (the “Act”) was signed into law. In addition to its provisions relating to transportation matters, the Act includes certain pension-related provisions (“Pension Stabilization Provisions”) designed to stabilize the interest rates used to calculate liabilities for defined benefit pension plans, as well as the minimum required annual contributions to fund such plans. In addition, the Pension Stabilization Provisions increase the rates of the fixed and variable premiums paid to the Pension Benefit Guaranty Corporation (“PBGC”) relating to these plans.

AK Steel Holding Corporation (“AK Steel”) anticipates that the Pension Stabilization Provisions will significantly reduce the minimum required annual contributions relating to the company's defined benefit pension plans over the next several years. Based on current assumptions, AK Steel now estimates that the amount of its pension contribution in 2013 will be approximately $200 million, a reduction of approximately $100 million from its estimate prior to the Act. The amount of the benefit to the Company in years beyond 2013 is expected to be less, but the calculation of the anticipated reductions in those years is more dependent on assumptions concerning future events and thus is subject to more variability. The reductions in those years will be reflected in future public disclosures when the anticipated required contributions relating to those years are addressed. The benefits from the reduced annual required contributions will be offset to a limited extent by the increased annual premiums to the PBGC, which will continue to be paid by the pension trust.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AK STEEL HOLDING CORPORATION

	By:	/s/ David C. Horn
David C. Horn
Secretary

Dated: July 9, 2012